UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

G1 Therapeutics, Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

3621LQ109

(CUSIP Number)

September 12, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☐  Rule 13d-1(c)

☒  Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 3621LQ109	Schedule 13G	Page 2 of 12

1	NAMES OF REPORTING PERSONS Lumira Capital II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 1,028,874
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 1,028,874
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,028,874
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.742%
12	TYPE OF REPORTING PERSON
PN

CUSIP NO. 3621LQ109	Schedule 13G	Page 3 of 12

1	NAMES OF REPORTING PERSONS Lumira Capital II (International), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 95,138
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 95,138
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 95,138
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2535%
12	TYPE OF REPORTING PERSON
PN

CUSIP NO. 3621LQ109	Schedule 13G	Page 4 of 12

1	NAMES OF REPORTING PERSONS Lumira Capital GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ontario, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 1,124,012
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 1,124,012
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,124,012
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.9955%
12	TYPE OF REPORTING PERSON
PN

CUSIP NO. 3621LQ109	Schedule 13G	Page 5 of 12

1	NAMES OF REPORTING PERSONS Lumira GP Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 1,124,012
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 1,124,012
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,124,012
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.9955%
12	TYPE OF REPORTING PERSON
CO

CUSIP NO. 3621LQ109	Schedule 13G	Page 6 of 12

1	NAMES OF REPORTING PERSONS Lumira GP Holdings Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Nova Scotia, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 1,124,012
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 1,124,012
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,124,012
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.9955%
12	TYPE OF REPORTING PERSON
CO

CUSIP NO. 3621LQ109	Schedule 13G	Page 7 of 12

1	NAMES OF REPORTING PERSONS Lumira Capital Investment Management Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 1,124,012
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 1,124,012
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,124,012
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.9955%
12	TYPE OF REPORTING PERSON
CO

CUSIP NO. 3621LQ109	Schedule 13G	Page 8 of 12

Item 1(a).	Name of Issuer:

G1 Therapeutics, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

79 T.W. Alexander Drive

4501 Research Commons, Suite 100

Research Triangle Park, NC 27709

Item 2(a).	Name of Person Filing:

This Amendment No. 1 to Schedule 13G is jointly filed by (i) Lumira Capital II, L.P., (ii) Lumira Capital II (International), L.P., (iii) Lumira Capital GP, L.P., (iv) Lumira GP Inc., (v) Lumira GP Holdings Co. and (vi) Lumira Capital Investment Management Inc. Lumira Capital GP, L.P., the general partners of which are Lumira GP Inc. and Lumira GP Holdings Co., is the general partner of Lumira Capital II, L.P. and Lumira Capital II (International), L.P., and each of Lumira Capital II, L.P. and Lumira Capital II (International), L.P. is managed by Lumira Capital Investment Management Inc. Therefore, each of Lumira Capital GP, L.P., Lumira GP Inc., Lumira GP Holdings Co. and Lumira Capital Investment Management Inc. may be deemed to beneficially own the shares of the Issuer held by Lumira Capital II, L.P. and Lumira Capital II (International), L.P.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

141 Adelaide Street West, Suite 770, Toronto, Canada M5H 3L5

Item 2(c).	Citizenship:

Lumira Capital II, L.P. – Ontario, Canada

Lumira Capital II (International), L.P. – Ontario, Canada

Lumira Capital GP, L.P. – Ontario, Canada

Lumira GP Holdings Co. – Nova Scotia, Canada

Lumira GP Inc. – Canada

Lumira Capital Investment Management Inc. – Canada

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.0001 per share

CUSIP NO. 3621LQ109	Schedule 13G	Page 9 of 12

Item 2(e).	CUSIP No.:

3621LQ109

Item 3.	If This Statement is Filed Pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership

The information regarding ownership set forth in Rows 5-9 and 11 of each cover page is incorporated herein by reference.

CUSIP NO. 3621LQ109	Schedule 13G	Page 10 of 12

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following  ☒.

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

See Item 2(a) above.

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP NO. 3621LQ109	Schedule 13G	Page 11 of 12

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

LUMIRA CAPITAL II, L.P.
BY: LUMIRA CAPITAL GP, L.P.,
ITS GENERAL PARTNER
BY: LUMIRA GP INC.
ITS GENERAL PARTNER

Date: September 12, 2019	By:	/s/ Vasco Larcina
	Name:	Vasco Larcina
	Title:	VP Finance

LUMIRA CAPITAL II (INTERNATIONAL), L.P.
BY: LUMIRA CAPITAL GP, L.P.,
ITS GENERAL PARTNER
BY: LUMIRA GP INC.
ITS GENERAL PARTNER

Date: September 12, 2019	By:	/s/ Vasco Larcina
	Name:	Vasco Larcina
	Title:	VP Finance

LUMIRA CAPITAL GP, L.P.
BY: LUMIRA GP INC.,
ITS GENERAL PARTNER

Date: September 12, 2019	By:	/s/ Vasco Larcina
	Name:	Vasco Larcina
	Title:	VP Finance

LUMIRA GP INC.

Date: September 12, 2019	By:	/s/ Vasco Larcina
	Name:	Vasco Larcina
	Title:	VP Finance

CUSIP NO. 3621LQ109	Schedule 13G	Page 12 of 12

LUMIRA GP HOLDINGS CO.

Date: September 12, 2019	By:	/s/ Vasco Larcina
	Name:	Vasco Larcina
	Title:	VP Finance

LUMIRA CAPITAL INVESTMENT MANAGEMENT INC.

Date: September 12, 2019	By:	/s/ Vasco Larcina
	Name:	Vasco Larcina
	Title:	VP Finance

EXHIBIT INDEX

Exhibit 1	The Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, is incorporated by reference herein from the Schedule 13G filed by the Reporting Persons on February 13, 2018.